Exhibit 99.1

             Journal Register Company Reports Second Quarter Results


     TRENTON, N.J.--(BUSINESS WIRE)--July 17, 2003--

                        Reaffirms 2003 Earnings Guidance

     Journal Register Company (NYSE:JRC) today reported net income for the quarter ended June 29, 2003 of $13.9 million, or $0.34 per diluted share, an increase of 3.1 percent as compared to $13.8 million, or $0.33 per diluted share, for the quarter ended June 30, 2002.
     For comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2002 acquisitions from the current and prior year periods.
     Chairman, President and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "We are pleased with our financial performance for the quarter, which we achieved despite an unsettled economic environment. We are particularly pleased that we finished the quarter with solid growth in advertising revenues in Period Six, up 2.2 percent on a same-store basis, which was our best performance so far this year."
     Total revenues for the second quarter of 2003 were $104.2 million as compared to $105.8 million for the second quarter of 2002. On a same-store basis, total revenues for the second quarter of 2003 were $102.5 million as compared to $104.3 million for the second quarter of 2002.
     Advertising revenues were $77.7 million in the second quarter of 2003, reflecting a slight increase as compared to the second quarter of 2002. On a same-store basis, advertising revenues for the second quarter of 2003 decreased
0.6 percent to $76.3 million in the second quarter of 2003 as compared to $76.8 million in the prior year quarter. These results reflect an increase in same-store advertising revenues for Period Six of 2.2 percent, which was driven by strength in retail advertising revenues in the Company's Greater Philadelphia cluster, strong classified advertising revenues in the Company's Connecticut cluster, and continued strength in classified real estate advertising revenues throughout all of the Company's clusters.
     On a same-store basis, retail advertising revenues for the quarter were up slightly as compared to the prior year quarter, with five of the Company's six clusters generating positive year-over-year, same-store retail advertising revenue results, led by the Company's New York Capital cluster, which was up 5.8 percent for the quarter, with strength in the telecommunications and food categories and additional gains related to the opening of a new shopping center in The Saratogian's market. In addition, the Company's Greater Philadelphia cluster was up 2.5 percent, driven primarily by growth in department store advertising; the Central New England cluster was up 2.1 percent, driven by strong retail advertising spending in the financial and department store categories; the Greater Cleveland cluster was up 1.8 percent, reporting strong retail advertising revenues in the food category; and the Mid-Hudson New York cluster was up 1.6 percent, with strength in the healthcare and food categories. The Company's Connecticut cluster, although down for the quarter, reported significant improvement in year-over-year retail advertising revenue trends in Period Six, particularly at The New Haven Register and Connecticut Magazine.
     Classified advertising revenues, on a same-store basis, were down 1.2 percent as compared to the prior year quarter, with strong classified real estate advertising revenues offset by continued softness in the employment category. Classified real estate advertising revenues continued very strong in the second quarter, increasing 15.0 percent on a same-store basis, as compared to the prior year quarter. Classified real estate advertising revenues increased in each of the Company's six clusters, including Central New England, up 24.8 percent; New York Capital, up 21.1 percent; Connecticut, up 18.8 percent; Mid-Hudson New York, up 17.9 percent; and Greater Philadelphia, up 14.7 percent. Classified automotive advertising revenues were down 2.0 percent for the quarter, on a same-store basis, as compared to the prior year quarter. Four of the Company's six clusters posted year-over-year growth in automotive advertising revenues for the quarter, led by the Company's Connecticut cluster, up 16.7 percent; and the Mid-Hudson New York cluster, up 7.4 percent. Classified employment advertising revenues, on a same-store basis, although down 15.7 percent for the quarter as a result of continued weakness in the employment market, showed sequential improvement in year-over-year trends each period of the quarter.
     National advertising revenues, on a same-store basis, declined in the second quarter by 3.2 percent, as compared to the second quarter of 2002.
     Jelenic further noted that, "We constantly work to capitalize on opportunities to increase our revenues. This year we have built upon our successful track record of producing new products and developing other new revenue-generating initiatives by launching numerous new products. For example, two of our many new products launched in the second quarter are a new Friday classified automotive feature section at the New Haven Register and a new quarterly magazine, Hunterdon County Town & Country Living, targeting the attractive Hunterdon County, New Jersey market. We believe that initiatives like these, together with improving economic conditions, should enable us to continue to deliver strong financial results."
     Several Journal Register Company newspapers produced solid growth in total advertising revenues in the second quarter of 2003 as compared to the second quarter of 2002. Top performers among the Company's daily newspapers were: the Taunton Daily Gazette, in Taunton, Massachusetts, up 6.3 percent; the Times Herald in Norristown, Pennsylvania, up 5.8 percent; the Daily Freeman, in Kingston, New York, up 5.4 percent; The Herald News, in Fall River, Massachusetts, up 4.3 percent; The Phoenix, in Phoenixville, Pennsylvania, up
4.2 percent; The Saratogian, in Saratoga Springs, New York, up 3.7 percent; and The Times, in Pawtucket, Rhode Island, also up 3.7 percent. Top performers among the Company's non-daily publications were the Company's weekly newspaper group based in Quarryville, Pennsylvania, acquired in the Company's 2001 Chesapeake Publishing acquisition, up 20.0 percent; The Litchfield County Times group, based in New Milford, Connecticut, up 9.3 percent; Imprint Newspapers, based in Bristol, Connecticut, up 9.2 percent; the Company's weekly newspapers in Pennsylvania on the Main Line, Main Line Life and Acme Newspapers, based in Ardmore, Pennsylvania and Suburban Publications based in Wayne, Pennsylvania, up a combined 7.6 percent; the Company's weekly newspaper group in Medford, New Jersey, also part of the Chesapeake Publishing acquisition, up 6.4 percent; and Taconic Press, the Company's weekly newspaper group based in Millbrook, New York, up 6.1 percent. These year-over-year results were driven primarily by increases in retail advertising revenues and classified real estate advertising revenues.
     Circulation revenues were $22.2 million for the second quarter of 2003, as compared to $22.8 million in the second quarter of 2002, a decrease of 2.4 percent. On a same-store basis, circulation revenues were down 2.6 percent in the second quarter of 2002. Circulation revenues were adversely affected by significant rainfall this Spring, although they improved significantly in Period Six as the weather improved. The Company expects a year-over-year increase in same-store circulation revenues during the second half of 2003.
     The Company's Web sites generated revenues of $1.2 million for the quarter, an increase of 16.6 percent as compared to the prior year quarter, and 28.7 million page views, a year-over-year increase of approximately 19.1 percent. The Company's online activities remained solidly profitable for the second quarter.
     Jean B. Clifton, Executive Vice President and Chief Financial Officer, said, "Our financial discipline, strict cost controls and continuous focus on maximizing efficiencies throughout our organization are reflected in the fact that our non-newsprint cash operating expenses for the second quarter of 2003 increased only 0.9 percent on a same-store basis as compared to the prior year quarter, despite significant increases in employee benefit costs, primarily pension and medical, and general insurance costs."
     Newsprint expense in the second quarter for the Company's newspapers was up
0.4 percent, on a same-store basis, as a result of an increase in the unit cost of newsprint of approximately 5.2 percent offset almost entirely by a 4.6 percent decrease in newsprint consumption on a same-store basis, both as compared to the prior year quarter.
     Commenting further on the Company's financial performance, Clifton stated "Journal Register Company again delivered substantial free cash flow, which was $13.9 million, or $0.33 per diluted share, for the second quarter and $27.0 million, or $0.65 per diluted share, for the year to date period ended June 29, 2003. Lower interest expense contributed both to our ability to produce substantial free cash flow and to our increase in earnings in the second quarter." Clifton also noted that "Free cash flow has been a reliable source of funding for our growth, and we expect to continue to use our free cash flow to fund our acquisition program, reduce our indebtedness and repurchase our shares."
     The Company's capital expenditures for the quarter and the six months ended June 29, 2003 were $6.5 million and $8.7 million, respectively. The Company continues to expect to spend approximately $15 million on capital expenditures for the full year 2003.
     The Company's net debt as of June 29, 2003 was approximately $460 million, down approximately $10 million from March 30, 2003 and down approximately $24 million from December 29, 2002.
     As of July 15, 2003, the Company had 41.1 million shares of common stock outstanding. The Company has repurchased approximately 520,000 shares to date in 2003.
     Looking at the remainder of 2003, Jelenic said, "Based on our current projections, which reflect improvement in the economy, our expectation of low single digit advertising revenue growth in the second half and continued low interest rates, we presently expect to report earnings within the current ranges of analysts' estimates for the third quarter and full year 2003, which are $0.27 to $0.30 per diluted share and $1.17 to $1.21 per diluted share, respectively."
     In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.
     The Company's second quarter 2003 earnings conference call is scheduled for this morning at 10:00 a.m. (EDT) and will be accessible to the general public and the media via live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast will be accessible through Journal Register Company's Web site, www.journalregister.com, and CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. The webcast will continue to be available at www.journalregister.com for a period of seven days following the call. To access today's conference call, dial (877) 645-6115 at least 10 minutes prior to 10:00 a.m. (EDT). International callers should dial (706) 679-5367.
     Journal Register Company is a leading U.S. newspaper publishing company that owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 235 non-daily publications. Journal Register Company currently operates 150 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia, Connecticut, Greater Cleveland, Central New England, and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, Inc., a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

     This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and material increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

                      JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                          Thirteen Weeks Ended  Twenty-six Weeks Ended
                          --------------------  ----------------------
                          6/29/03      6/30/02    6/29/03     6/30/02
                          -------     --------   --------     --------
Revenues:
  Advertising             $77,725      $77,691   $147,482    $146,628
  Circulation              22,245       22,793     44,962      45,631
                          -------     --------   --------     --------
Newspaper revenues         99,970      100,484    192,444     192,259
Commercial printing and
 other                      4,190        5,359      8,348      10,217
                          -------      -------    -------     -------
Total revenues            104,160      105,843    200,792     202,476
Operating expenses:
 Salaries and employee
  benefits                 39,069       37,993     77,919      75,128
 Newsprint, ink and
  printing charges          7,728        8,392     15,174      16,280
 Selling, general and
  administrative           13,059       13,041     26,024      25,974
 Depreciation and
  amortization              3,914        3,798      7,764       7,531
 Other                     14,477       14,185     28,650      28,011
                           ------       ------     ------      ------
Total operating expenses   78,247       77,409    155,531     152,924
Operating income           25,913       28,434     45,261      49,552
Net interest expense and
 other                     (3,770)      (6,412)    (7,729)    (12,825)
                           -------      -------    -------    --------
Income before provision
 for income taxes          22,143       22,022     37,532      36,727
Provision for income taxes  8,212        8,204     13,798      13,677
                            -----       ------     ------      ------
Net income                $13,931      $13,818    $23,734     $23,050
                          -------      -------    -------     -------
                          -------      -------    -------     -------

Net income per common
 share
   Basic                    $0.34        $0.33      $0.57       $0.55
   Diluted                  $0.34        $0.33      $0.57       $0.54
Weighted-average shares
 outstanding:
   Basic                   41,137       41,565     41,286      41,545
   Diluted                 41,566       42,494     41,618      42,412

Other Data:
  Operating Income        $25,913      $28,434    $45,261     $49,552
     Add: Depreciation
      and Amortization      3,914        3,798      7,764       7,531
                          --------    --------    --------    --------
  EBITDA                  $29,827      $32,232    $53,025     $57,083
  EBITDA Margin                29%          30%        26%         28%
   Less: Capital
    Expenditures           (6,482)      (3,780)    (8,676)     (5,171)
   Less: Interest Expense  (3,765)      (6,412)    (7,701)    (12,716)
   Less: Cash Income Taxes (5,693)      (5,067)    (9,694)     (8,678)
                           -------      -------    -------     -------
Free Cash Flow            $13,887      $16,973    $26,954     $30,518
Free Cash Flow per
 Diluted Share              $0.33        $0.40      $0.65       $0.72

Notes:

1. Certain operating expenses related to the Company's recent acquisitions have been reclassified in the prior periods to conform with the Company's general financial presentation. The reclassification had no impact on non-newsprint cash operating expenses, total operating expenses, operating income, EBITDA or net income.
2. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the pre-tax income for each period presented, without regard to the actual timing of such payment.

    Journal Register Company
    State Street Square  50 West State Street
    Trenton, NJ 08608-1298
    Fax: (609) 396-2292


    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200